Exhibit 99.1

Alpha Nutraceuticals Acquires Avidia Nutritional Group

SAN DIEGO, May 29, 2004 Alpha Nutraceuticals, Inc. (OTC: ANUI) today announced that it has completed the acquisition of the business and assets of Avidia Nutritional Group, Inc., a nutritional supplement manufacturer based in Chatsworth, California. The purchase price is being paid in a combination of cash and stock. In the cash portion of the purchase price, Alpha Nutraceuticals paid off a bank note owed by Avidia totaling $135,970 and also assumed certain trade debts totaling $77,096. In addition, Alpha Nutraceuticals issued a total of 60,000 shares of its common stock to the principals of Avidia.

In announcing the acquisition, Alpha Nutraceuticals' president Louis Paulsen said, "We have acquired skilled employees, needed manufacturing equipment, an inventory of work in progress, over $40,000 in receivables, and a business which last year generated sales in excess of $400,000 and which should grow substantially this year. Most importantly, we have enhanced our manufacturing capabilities to the point that we are ready for the expansion which our growth pattern mandates."

Dr. Kurt Donsbach, the formulator of Alpha Nutraceuticals' proprietary product line said, "This should have a very positive impact on our net profits. We have taken a major step in solidifying and integrating our base business which is the manufacturing and sales of specialty dietary supplements."

Alpha Nutraceuticals also announced that it had terminated negotiations to acquire Tempo Laboratories, Inc., another supplement manufacturer. "We found that we couldn't reach an agreement with Tempo that made sense," Paulsen said. "Avidia has proven to be a better acquisition in every respect."
This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that all forward-looking statements involve risks and uncertainties, as such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors which include, but are not limited to, our ability to manage our growth, protect our intellectual property rights, attract new customers and general economic conditions affecting consumer spending; results may also differ materially from those anticipated based on governmental regulatory policies and actions. Further information with respect to important factors that should be considered is contained in the Company's Annual and Quarterly Reports on Forms 10-KSB and 10-QSB, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.